Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Fourth Quarter and Fiscal 2020 Financial Results

•        Net sales of $21.3 million for the quarter and $84.7 million for the year

•        Net loss of $2.5 million for the quarter and $7.6 million for the year

•        Backlog of $52.6 million at January 31, 2021

NILES, IL, April 15, 2021 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the fourth quarter and 2020 fiscal year ended January 31, 2021.

"Revenue for the fourth quarter was $21.3 million, $11.0 million below the same quarter last year, and net loss was $2.5 million compared to a net income of $1.5 million in the same quarter of 2019.  For the year ended January 31, 2021, revenues of $84.7 million were $42.9 million below the prior year.  The resulting net loss of $7.6 million compares to a prior year net income of $3.6 million.” noted President and CEO David Mansfield.

"The negative impact on the Company’s results due to the impact of the COVID-19 pandemic and the reduction in capital spending in the oil and gas industry continued into the fourth quarter. This past year has been an extremely challenging one, presenting many obstacles that were never anticipated. Most of the adverse conditions for the Company arose as a result of delays to clients’ construction schedules, which has resulted in the postponement of project executions into 2021. The effect of the pandemic on our markets has continued longer than we had hoped and it has been significant. Our revenues reduced by over 30% versus 2019. This required us to reconfigure our fixed cost base, which we did successfully, allowing us to retain our capabilities to be available for the expected recovery.

"The development and rapid distribution of vaccines is considered to indicate a major step in a ‘return to normal’. Indeed, the indications of a recovery appear to be reflected recently in an increased level of business development activity and an increase in our backlog. Numerous projects that have been delayed are now moving forward, and it is our expectation that we are commencing a period when we can finally resume execution on projects and begin recovering the position that has been lost. Our backlog currently stands at $52.6 million, which reflects an increase of $5.8 million from the backlog at January 31, 2020. The fourth quarter saw an increase in backlog of almost $8 million, including some large project awards in the UAE, India and Saudi Arabia.” Mr. Mansfield continued.

“Until our levels of activity fully resumes, we will continue to carefully manage costs and capital expenditures, while balancing the ability to be able to take advantage of the market opportunities we foresee.” concluded Mr. Mansfield.

Fourth Quarter Fiscal 2020 Results

Net sales decreased 34% to $21.3 million in the fourth quarter from $32.3 million in the prior year quarter. This decrease was a result of lower sales volumes driven by the impact of lower oil prices, combined with project delays arising as a result of the COVID-19 pandemic. The Company expects these delayed projects to commence in 2021.

Gross profit decreased to 11% of net sales, or $2.4 million in the fourth quarter, from 22% of net sales, or $7.0 million, in the prior year quarter. This decrease was driven primarily by lower sales volumes.

General and administrative expenses decreased to $3.9 million in the fourth quarter, compared to $5.0 million in the prior year quarter. This 22% decrease was due primarily to cost cutting measures enacted as a result of the COVID-19 pandemic.

Selling expenses were flat at $1.2 million in both the fourth quarter and prior year's quarter.

Net interest expense decreased to income of less than $0.1 million in the fourth quarter, compared to expense of $0.3 million in the prior year quarter. This decrease was primarily the result of lower interest rates and income recognized for gains on our pension plan assets.

Net income/(loss) decreased to a loss of $2.5 million in the fourth quarter from income of $1.5 million in the prior year quarter. This decrease was a result of lower sales volumes driven by the impact of lower oil prices, combined with project delays arising as a result of the COVID-19 pandemic. The Company expects these delayed projects to commence in 2021.

2020 Results

Net sales were $84.7 million in fiscal 2020, a decrease of $42.9 million, or 33.7%, from $127.7 million in fiscal 2019. This decrease was a result of lower sales volumes driven by the impact of lower oil prices, combined with project delays arising as a result of the COVID-19 pandemic. The Company expects these delayed projects to commence in 2021.

Gross profit decreased to $11.2 million, or 13.2% of net sales, in fiscal 2020, a decrease of $17.8 million, or 61.5%, from $29.0 million, or 22.8% of net sales, in fiscal 2019. This decrease was primarily driven by lower sales volumes.

General and administrative expenses were $17.2 million in fiscal 2020 compared to $18.9 million in fiscal 2019, a decrease of $1.7 million, or 9.0%. This decrease was driven primarily by cost cutting measures enacted as a result of the COVID-19 pandemic.

Selling expenses increased by $0.1 million, from $5.2 million in 2019 to $5.3 million in 2020. This increase was primarily due the addition of new sales employees and severance for terminated employees in the current year, partially offset by lower overall personnel costs.

Interest expense decreased to $0.4 million in fiscal 2020 from $0.9 million in fiscal 2019 due to lower net borrowings during 2020.

Income tax expense decreased to a benefit of $0.1 million in fiscal 2020 compared to expense of $1.5 million in fiscal 2019. The decrease of $1.6 million was due primarily to changes to the mix of income in various jurisdictions.

The resulting net loss of $7.6 million in 2020 was an $11.2 million decrease from the net income of $3.6 million in 2019. This decrease was a result of lower sales volumes driven by the impact of lower oil prices, combined with project delays arising as a result of the COVID-19 pandemic. The Company expects these delayed projects to commence in 2021.

Percentages set forth above in this press release have been rounded to the nearest percentage point, and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at seven locations in five countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of the coronavirus ("COVID-19") on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the Company's ability to comply with all covenants in its credit facilities; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company's ability to obtain forgiveness of its loan under the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP"); (vi) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (vii) the impact of global economic weakness and volatility; (viii) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (ix) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (x) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (xi) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) the Company's ability to collect an account receivable related to a project in the Middle East; (xvii) risks and uncertainties related to the Company's international business operations; (xviii) the Company’s ability to attract and retain senior management and key personnel; (xix) the Company’s ability to achieve the expected benefits of its growth initiatives; (xx) the Company’s ability to interpret changes in tax regulations and legislation; (xxi) the Company's ability to use its net operating loss carryforwards; (xxii) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; (xxiii) the Company’s failure to establish and maintain effective internal control over financial reporting; and (xiv) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

Perma-Pipe’s Form 10-K for the 2020 fiscal year ended January 31, 2021 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended January 31,		Twelve months ended January 31,
(In thousands, except per share data)	2021	2020	2021	2020

Net sales	$21,295	$32,262	$84,694	$127,663
Cost of sales	18,885	25,235	73,515	98,617
Gross profit	2,410	7,027	11,179	29,046

Operating expenses:
General and administrative expense	3,902	5,026	17,222	18,934
Selling expense	1,182	1,203	5,334	5,231
Total operating expenses	5,084	6,229	22,556	24,165

Income from operations	(2,674)	798	(11,377)	4,881

Interest expense, net	(30)	292	381	905
Other income, net	311	708	3,983	1,059
Income from operations before income taxes	(2,333)	1,214	(7,775)	5,035

Income tax (benefit)/expense	206	(288)	(133)	1,459

Net income/(loss)	$(2,539)	$1,502	$(7,642)	$3,576

Weighted average common shares outstanding
Basic	8,165	8,046	8,126	7,989
Diluted	8,165	8,340	8,126	8,420

Income/(loss) per share
Basic	$(0.31)	$0.19	$(0.94)	$0.45
Diluted	$(0.31)	$0.18	$(0.94)	$0.42

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

	January 31,
(In thousands, except per share data)	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$7,174	$13,371
Restricted cash	1,201	1,287
Trade accounts receivable, less allowance for doubtful accounts of $474 on January 31, 2021 and $407 on January 31, 2020	25,226	29,402
Inventories, net	12,157	14,498
Prepaid expenses and other current assets	4,110	3,531
Costs and estimated earnings in excess of billings on uncompleted contracts	4,007	2,166
Total current assets	53,875	64,255
Property, plant and equipment, net of accumulated depreciation	26,897	28,629
Other assets
Operating lease right-of-use assets	13,384	11,475
Deferred tax assets	823	293
Goodwill	2,332	2,254
Other assets	5,380	5,319
Total other assets	21,919	19,341
Total assets	$102,691	$112,225
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$10,365	$9,577
Commissions and management incentives payable	218	1,759
Accrued compensation and payroll taxes	1,448	1,190
Revolving line - North America	2,826	8,577
Current maturities of long-term debt	3,941	1,458
Customers' deposits	2,088	2,202
Outside commission liability	1,431	1,755
Operating lease liabilities short-term	1,402	1,040
Other accrued liabilities	2,616	3,444
Billings in excess of costs and estimated earnings on uncompleted contracts	762	1,173
Income tax payable	1,155	664
Total current liabilities	28,252	32,839
Long-term liabilities
Long-term debt, less current maturities	6,268	6,717
Deferred compensation liabilities	4,120	4,199
Deferred tax liabilities	914	1,052
Operating lease liabilities long-term	13,174	11,214
Other long-term liabilities	650	575
Total long-term liabilities	25,126	23,757
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,165 issued and outstanding January 31, 2021 and 8,048 issued and outstanding January 31, 2020	82	80
Additional paid-in capital	60,875	60,024
Accumulated deficit	(8,357)	(715)
Accumulated other comprehensive loss	(3,287)	(3,760)
Total stockholders' equity	49,313	55,629
Total liabilities and stockholders' equity	$102,691	$112,225